UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2010

IntegraMed America, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20260	6-1150326
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Manhattanville Road, Purchase, NY 10577
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (914) 253-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreements

On May 21, 2010, IntegraMed America, Inc. (the “Company”) entered into a third amended and restated loan agreement (the “Loan Agreement”), with Bank of America, N.A., T.D. Bank, N.A. and Webster Bank, N.A., as lenders, to amend and restate the Second Amended and Restated Loan Agreement dated as of August 8, 2007, which amended and restated the Amended and Restated Loan Agreement, dated as of September 28, 2001, by and between IntegraMed and Bank of America, N.A. (“Bank of America”), as amended by a First Amendment dated as of September 16, 2002, a Second Amendment dated as of July 31, 2003, a Third Amendment dated as of November 14, 2003, a Fourth Amendment dated as of March 21, 2005 and a Fifth Amendment dated as of December 23, 2005 (as so amended, the “Original Loan Agreement”).  Bank of America, is the administrative agent under the Loan Agreement. The credit facilities are comprised of:

•	a term loan commitment of $25 million (of which approximately $16 million remains outstanding); and

•	revolving loans in an aggregate principal amount of up to $35 million based upon the level of eligible accounts receivable.(currently $15.6 million).

Term loan amounts that are subsequently repaid or prepaid may not be re-borrowed.  Term Loans are subject to repayment pursuant to an amortization schedule set forth in the Loan Agreement and mature on May 21, 2013. Revolving credit loans in an aggregate amount of $7.5 million under the Second Amended and Restated Loan Agreement were repaid by the Company on May 24, 2010. Amounts drawn under the revolving credit facility may be borrowed, repaid and re-borrowed until May 21, 2013..

Interest rates applicable to the term loans and the revolving loans are either at Eurodollar Rate (which is based in part on LIBOR and the Company’s consolidated leverage ratio) or a fluctuating rate per annum based on Bank of America’s “prime rate,” plus an applicable rate that is tied to the Company’s consolidated leverage ratio.  We are required to pay certain fees, including fees on undrawn committed amounts, in connection with the Loan Agreement.

In addition, the Loan Agreement contains, among other things: (1) customary representations and warranties; (2) customary affirmative, negative and financial covenants, including, without limitation, maintaining minimum liquidity and EBITDA, limits on the senior leverage ratio and limits on the incurrence of liens; and (3) customary events of default.  Upon the occurrence of an event of default, among other things, the lenders may declare that all amounts owing under the Loan Agreement are due and payable.

The Loan Agreement is unconditionally guaranteed by all of our subsidiaries and is secured by first priority security interests in substantially all our assets, including the capital stock of our subsidiaries.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01 of this report.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting on May 25, 2010 (the “Annual Meeting”). The following information, regarding the results of the matters voted on by stockholders at the Annual Meeting, is provided pursuant to  Item 5.07 of Current Report on Form 8-K under the Securities Exchange Act of 1934.

At the Annual Meeting of stockholders, the proposals listed below were submitted to a vote of stockholders as set forth in the Company’s definitive proxy statement for the Annual Meeting.

Proposal 1 – Election of Directors

The seven nominees named in the definitive proxy statement to serve as director for a one-year term expiring at the 2011 annual meeting of stockholders or until his/her respective successor is elected and qualified or until the earlier of his/her resignation or removal were elected. The voting results were as follows:

Director	For	Withheld
Kush K. Agarwal	6,342,133	142,922
Gerardo Canet	6,338,833	146,222
Jay Higham.	6,356,982	128,073
Wayne R. Moon	6,335,274	149,781
Lawrence J. Stuesser	6,335,324	149,731
Elizabeth E. Tallett	6,334,832	150,223
Yvonne S. Thornton, M.D.	6,335,031	150,024

There were 1,971,232 broker non-votes for Proposal 1 listed above.

Proposal 2 – Approval of the Company’s Restated Certificate of Incorporation

The proposal to amend and restate the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 15,000,000 to 20,000,000 was approved by majority of the votes cast. The voting results were as follows:

For	Against	Abstain
7,776,441	669,977	9,769

There were 100 broker non-votes for Proposal 2 listed above.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

10.1
Third Amended and Restated Loan Agreement, dated as of May 21, 2010, by and among IntegraMed, Bank of America, , as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders named therein.

99.1	Press Release dated May 26, 2010.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAMED AMERICA, INC.
(Registrant)
Date: May 26, 2010
By:
John W. Hlywak, Jr.
Executive Vice President & CFO